Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Second Quarter 2016 Results

OKLAHOMA CITY (August 3, 2016) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the quarter ended June 30, 2016 and provided an update on its 2016 activities. Key information for the second quarter of 2016 includes the following:

•	Net production averaged 664.7 MMcfe per day.

•	Realized natural gas price, before the impact of derivatives and including transportation costs, averaged $1.44 per Mcf, a $0.51 per Mcf differential to the average trade month NYMEX settled price.

•	Realized oil price, before the impact of derivatives and including transportation costs, averaged $42.00 per barrel, a $3.60 per barrel differential to the average WTI oil price.

•	Realized natural gas liquids price, before the impact of derivatives and including transportation costs, averaged $14.04 per barrel, or $0.33 per gallon.

•	Net loss of $339.8 million, or $2.71 per diluted share.

•	Adjusted net income (as defined and reconciled below) of $30.4 million, or $0.24 per diluted share.

•	Adjusted EBITDA (as defined and reconciled below) of $102.2 million.

•	Reduced unit lease operating expense for the second quarter of 2016 by 38% to $0.24 per Mcfe from $0.39 per Mcfe in the second quarter of 2015.

•	Reduced unit midstream gathering and processing expense for the second quarter of 2016 by 15% to $0.65 per Mcfe from $0.76 per Mcfe in the second quarter of 2015.

•	Expect to drill an incremental 17 to 18 net wells and turn-to-sales an additional 10 to 11 net wells on its operated Utica acreage during 2016 and now budget 2016 total capital expenditures to be $475 to $550 million.

Michael G. Moore, Chief Executive Officer, commented, “With an improving fundamental outlook for natural gas and the recent strengthening in commodity prices, our strong financial position has provided us with the ability to react quickly and increase our activity within the basin. While our previous guidance contemplated a reduction in our program throughout 2016, we now plan to increase our activity in the near-term to take advantage of an improving natural gas market as we enter 2017, providing us leverage at a point in time when we see significant potential for strength in the curve.

When you combine constructive natural gas fundamentals with our high quality asset base, we would expect to further increase our development pace during 2017, above and beyond the three-rig program we have running today. With the natural gas strip above $3.00, we believe our financial position comfortably supports a six-rig program. Based on our current estimates, we anticipate this level of activity would result in year-over-year growth of approximately 20 to 25 percent while spending $675 to $725 million on drilling and completion capex. As we move through the remainder of 2016, we will continue to monitor the pricing environment and refine our views as we consider the appropriate level of activities for 2017. Should natural gas prices improve further, we would look to expand our rig count beyond a six-rig scenario. Assuming an eight-rig program, we estimate this level of activity would result in year-over-year growth in 2017 of approximately 25 to 30 percent while spending $850 to $900 million in drilling and completion capex during 2017. These scenarios assume all incremental activity would be added on January 1, 2017, which, due to cycle times, would result in less than a full-year impact to production during 2017. Looking into 2018, we estimate a six-rig program in 2017 would generate nearly 35 percent year-over-growth in 2018 over 2017 and an eight-rig program during 2017 would generate close to 50 percent growth in 2018 over 2017.”

Second Quarter Financial Results

For the second quarter of 2016, Gulfport reported a net loss of $339.8 million, or $2.71 per diluted share, on oil and natural gas revenues of negative $28.2 million. For the second quarter of 2016, EBITDA (as defined and reconciled below) was negative $97.3 million and cash flow from operating activities before changes in operating assets and liabilities (as defined and reconciled below) was $88.5 million. Gulfport’s GAAP net loss for the second quarter of 2016 includes the following items:

•	Aggregate non-cash derivative loss of $198.7 million.

•	Aggregate loss of $170.6 million in connection with the impairment of oil and natural gas properties.

•	Aggregate loss of $0.8 million in connection with Gulfport’s equity interests in certain equity investments.

•	Associated adjusted taxable benefit of $0.2 million.

Excluding the effect of these items, Gulfport’s financial results for the second quarter of 2016 would have been as follows:

•	Adjusted oil and natural gas revenues of $170.5 million.

•	Adjusted net income of $30.4 million, or $0.24 per diluted share.

•	Adjusted EBITDA of $102.2 million.

Year-To-Date 2016 Financial Results

For the six-month period ended June 30, 2016, Gulfport reported a net loss of $582.0 million, or $4.91 per diluted share, on oil and natural gas revenues of $128.8 million. For the six-month period ended June 30, 2016, EBITDA (as defined and reconciled below) was negative $39.0 million and cash flow from operating activities before changes in operating assets and liabilities (as defined and reconciled below) was $171.7 million. Gulfport’s GAAP net loss for the six-month period ended June 30, 2016 includes the following items:

•	Aggregate non-cash derivative loss of $206.4 million.

•	Aggregate loss of $389.6 million in connection with the impairment of oil and natural gas properties.

•	Aggregate loss of $23.1 million in connection with the impairment associated with Gulfport’s equity interest in Grizzly Oil Sands.

•	Aggregate loss of $8.5 million in connection with Gulfport’s equity interests in certain equity investments.

•	Associated adjusted taxable benefit of $0.3 million.

Excluding the effect of these items, Gulfport’s financial results for the six-month period ended June 30, 2016 would have been as follows:

•	Adjusted oil and natural gas revenues of $335.2 million.

•	Adjusted net income of $45.5 million, or $0.38 per diluted share.

•	Adjusted EBITDA of $198.9 million.

Production and Realized Prices

Gulfport’s net daily production for the second quarter of 2016 averaged approximately 664.7 MMcfe per day. For the second quarter of 2016, Gulfport’s net daily production mix was comprised of approximately 87% natural gas, 7% natural gas liquids and 6% oil. As previously disclosed, Gulfport idled a completion crew during the first quarter of 2016. This caused Gulfport’s 5.4 net second quarter tie-in-lines to be weighted to the last week of June, effectively resulting in no incremental operated production being turned-to-sales during the second quarter.

Gulfport’s realized prices for the second quarter of 2016 were ($1.10) per Mcf of natural gas, $37.23 per barrel of oil and $0.30 per gallon of NGL, resulting in a total equivalent price of ($0.47) per Mcfe. Gulfport’s realized prices for the second quarter of 2016 include an aggregate non-cash derivative loss of $198.7 million. Before the impact of derivatives, realized prices for the second quarter of 2016, including transportation costs, were $1.44 per Mcf of natural gas, $42.00 per barrel of oil and $0.33 per gallon of NGL, for a total equivalent price of $1.81 per Mcfe.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Production Volumes:	2016	2015	2016	2015
Natural gas (MMcf)	52,775	33,120	106,082	59,085
Oil (MBbls)	551	727	1,153	1,493
NGL (MGal)	30,853	39,521	73,380	92,999
Gas equivalent (MMcfe)	60,492	43,128	123,485	81,326
Gas equivalent (Mcfe per day)	664,743	473,935	678,487	449,317
Average Realized Prices (before the impact of derivatives):
Natural gas (per Mcf)	$1.44	$2.23	$1.41	$2.47
Oil (per Bbl)	$42.00	$50.15	$33.82	$45.82
NGL (per Gal)	$0.33	$0.30	$0.27	$0.37
Gas equivalent (per Mcfe)	$1.81	$2.84	$1.69	$3.05
Average Realized Prices: (including cash-settlement of derivatives and excluding non-cash derivative gain or loss):
Natural gas (per Mcf)	$2.53	$2.97	$2.51	$3.18
Oil (per Bbl)	$48.49	$50.14	$42.42	$46.78
NGL (per Gal)	$0.33	$0.30	$0.27	$0.37
Gas equivalent (per Mcfe)	$2.82	$3.41	$2.71	$3.59
Average Realized Prices:
Natural gas (per Mcf)	$(1.10)	$1.99	$0.69	$3.12
Oil (per Bbl)	$37.23	$47.40	$32.65	$46.87
NGL (per Gal)	$0.30	$0.30	$0.24	$0.37
Gas equivalent (per Mcfe)	$(0.47)	$2.60	$1.04	$3.55

Gulfport is experiencing higher than anticipated gathering line pressures in its dry gas development area of the play which is having a temporary, near-term effect on its production levels. Gulfport and its third-party midstream providers have developed a long-term, multi-phase compression plan for the optimization of its gathering systems and have begun implementing this plan. Over the next several months, Gulfport plans to phase-in pad level compression on a select group of wells. In addition, Gulfport currently expects to begin phasing-in field level compression by year-end 2016. Once operational, the debottlenecking of these surface restrictions is forecasted to result in an uplift to current production and an increase in our production levels as we enter 2017.

Gulfport’s estimated July 2016 net production averaged approximately 620 MMcfe per day. For the third quarter of 2016, Gulfport currently estimates that its net production will range from 685 MMcfe per day to 705 MMcfe per day and full-year 2016 net production guidance remains unchanged at 695 MMcfe per day to 730 MMcfe per day.

2016 Financial Position and Liquidity

For the six-month period ended June 30, 2016, Gulfport’s drilling and completion capital expenditures totaled $230.7 million, midstream capital expenditures totaled $3.0 million and leasehold capital expenditures totaled $32.5 million. In addition, for the six-month period ended June 30, 2016, Gulfport invested approximately $13.7 million in Grizzly Oil Sands ULC, a company in which Gulfport holds an approximate 25% equity interest.

As of June 30, 2016, Gulfport had cash on hand of approximately $396.4 million. In addition, as of June 30, 2016, Gulfport’s revolving credit facility of $700 million was undrawn and had $494.2 million available for future borrowing after giving effect to outstanding letters of credit totaling $205.8 million.

Operational Update

Utica Shale

In the Utica Shale, Gulfport spud 12 gross and net wells during the second quarter of 2016. In addition, Gulfport turned-to-sales 7 gross (5.4 net) wells during the last week of June 2016 prior to quarter-end. During the second quarter of 2016, net production from Gulfport’s Utica acreage averaged approximately 642.3 MMcfe per day, a decrease of 4% over the first quarter of 2016 and an increase of 40% over the second quarter of 2015.

At present, Gulfport has three operated horizontal rigs drilling in the play and has contracted a fourth horizontal drilling rig to begin operations in September 2016. In addition, Gulfport has elected to add incremental completion activities during the fourth quarter of 2016. Including this incremental activity, Gulfport has now budgeted to drill approximately 42 to 46 gross (36 to 39 net) horizontal wells and turn-to-sales 50 to 56 gross (37 to 41 net) horizontal wells in the Utica.

Southern Louisiana

At its West Cote Blanche Bay and Hackberry fields, Gulfport performed 18 recompletions at the fields during the second quarter of 2016. During the second quarter, net production at the fields totaled approximately 21.5 MMcfe per day.

2016 Capital Budget and Production Guidance

For 2016, Gulfport now estimates total capital expenditures will be in the range of $475 million to $550 million. Gulfport continues to estimate that 2016 average daily production will be in the range of 695 MMcfe to 730 MMcfe per day.

Mr. Moore commented, “We have updated our 2016 budget to include our proposed incremental activity of an additional 17 to 18 net wells drilled and an additional 10 to 11 net wells turned-to-sales on our operated acreage in the Utica during 2016. Our heightened focus on cost reductions and efficiency gains continues to yield positive results, providing a partial offset to this additional capital spend. Although the timing of our incremental activity is expected to have little impact on full-year 2016 results, we believe the buildup in momentum during the second half of the year will provide a meaningful impact on 2017 and beyond.”

The table below summarizes the Company’s full-year 2016 guidance:

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

	Year Ending 12/31/2016
	Low	High
Forecasted Production
Average Daily Gas Equivalent (MMcfepd)	695	730
% Gas	87%	91%
% Liquids	13%	9%
Forecasted Realizations (before the effects of hedges) (1)
Natural Gas (Differential to NYMEX Settled Price)—$/Mcf	($0.61)	($0.66)
NGL ($ per gallon)	$0.25	$0.29
Oil (Differential to NYMEX WTI) $/Bbl	($5.50)	($6.50)
Projected Operating Costs
Lease Operating Expense—$/Mcfe	$0.27	$0.30
Production Taxes—$/Mcfe	$0.06	$0.07
Midstream Gathering and Processing—$/Mcfe	$0.54	$0.64
General and Administrative—$MM	$50	$55
Depreciation, Depletion and Amortization—$/Mcfe	$0.95	$1.05

	Total
Budgeted D&C Expenditures—In Millions:
Operated	$325	$375
Non-Operated	$90	$100

Total Budgeted E&P Capital Expenditures	$415	$475
Budgeted Midstream Expenditures—In Millions:	$20	$25
Budgeted Leasehold Expenditures—In Millions:	$40	$50
Total Capital Expenditures—In Millions:	$475	$550

Net Wells Drilled
Utica—Operated	36	39
Utica—Non-Operated	3	4

Total	39	43
Net Wells Turned-to-Sales
Utica—Operated	37	41
Utica—Non-Operated	6	7

Total	43	48

(1)	Differential forecasts assume strip pricing as of 7/29/2016.

Derivatives

Gulfport has hedged a portion of its expected production to lock in prices and returns that provide certainty of cash flow to execute on its capital plans. The table below sets forth the Company’s hedging positions as of August 3, 2016.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES—HEDGE POSITION AS OF AUGUST 3, 2016

(Unaudited)

	3Q2016	4Q2016
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	557	540
Price ($ per MMBtu)	$3.05	$3.14
Swaption contracts (NYMEX)
Volume (BBtupd)	—	—
Price ($ per MMBtu)	$—	$—
Basis Swap Contract (Michcon)
Volume (BBtupd)	40	40
Differential ($ per MMBtu)	$0.02	$0.02
Basis Swap Contract (Tetco M2)
Volume (BBtupd)	—	33
Differential ($ per MMBtu)	$—	$(0.59)
Oil:
Swap contracts (LLS)
Volume (Bblpd)	2,000	2,000
Price ($ per Bbl)	$51.10	$51.10
C3 Propane:
Swap contracts (TET)
Volume (Bblpd)	1,500	1,500
Price ($ per Gal)	$0.48	$0.48

	2016	2017	2018	2019
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	523	366	180	5
Price ($ per MMBtu)	$3.19	$3.08	$3.03	$3.37
Swaption contracts (NYMEX)
Volume (BBtupd)	6	120	5	—
Price ($ per MMBtu)	$3.25	$3.23	$2.91	$—
Basis Swap Contract (Michcon)
Volume (BBtupd)	47	—	—	—
Differential ($ per MMBtu)	$0.05	$—	$—	$—
Basis Swap Contract (Tetco M2)
Volume (BBtupd)	8	12	—	—
Differential ($ per MMBtu)	$(0.59)	$(0.59)	$—	$—
Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,751	992	—	—
Price ($ per Bbl)	$56.18	$51.10	$—	$—
Swap contracts (WTI)
Volume (Bblpd)	497	—	—	—
Price ($ per Bbl)	$61.40	$—	$—	$—
C3 Propane:
Swap contracts (TET)
Volume (Bblpd)	1,397	—	—	—
Price ($ per Gal)	$0.48	$—	$—	$—

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Company Information” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Thursday, August 4, 2016 at 8:00 a.m. CDT to discuss its second quarter of 2016 financial and operational results and to provide an update on the Company’s recent activities.

Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 866-373-3408 or 412-902-1039 for international callers. The passcode for the call is 13640897. A replay of the call will be available for two weeks at 877-660-6853 or 201-612-7415 for international callers. The replay passcode is 13640897. The webcast will also be available for two weeks on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; Gulfport’s ability to identify, complete and integrate acquisitions of properties and businesses; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net (loss) income, the most directly comparable GAAP financial measure, plus interest expense, income tax (benefit) expense, accretion expense, depreciation, depletion and amortization and impairment of oil and gas properties. Adjusted EBITDA is a non-GAAP financial measure equal to EBITDA less non-cash derivative loss, loss from impairment of Grizzly equity investment and loss from equity method investments. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activity before changes in operating assets and liabilities. Adjusted net income is a non-GAAP financial measure equal to pre-tax net loss less non-cash derivative loss, loss from impairment of oil and gas properties, impairment of Grizzly equity investment and loss from equity method investments plus tax benefit excluding adjustments. The Company has presented EBITDA and adjusted EBITDA because it uses these measures as an integral part of its internal reporting to evaluate its performance and the performance of its senior management. These measures are considered important indicators of the operational strength of the Company’s business and eliminate the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that these measures provide useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul Heerwagen – Vice President, Corporate Development

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-242-4421

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except share data)
Revenues:
Gas sales	$(57,860)	$65,871	$73,234	$184,441
Oil and condensate sales	20,533	34,465	37,654	69,965
Natural gas liquids sales	9,168	11,958	17,914	33,965
Other income (expense)	7	(24)	9	216

	(28,152)	112,270	128,811	288,587

Costs and expenses:
Lease operating expenses	14,661	16,863	31,318	33,843
Production taxes	2,856	3,285	5,967	7,570
Midstream gathering and processing	39,349	32,904	77,001	58,285
Depreciation, depletion and amortization	55,652	71,155	121,129	161,064
Impairment of oil and gas properties	170,621	—	389,612	—
General and administrative	11,854	9,515	22,474	20,314
Accretion expense	261	192	508	382

	295,254	133,914	648,009	281,458

(LOSS) INCOME FROM OPERATIONS:	(323,406)	(21,644)	(519,198)	7,129

OTHER (INCOME) EXPENSE:
Interest expense	16,082	12,023	32,105	20,782
Interest income	(391)	(248)	(485)	(257)
Loss (income) from equity method investments	836	15,120	31,573	(4,855)

	16,527	26,895	63,193	15,670

LOSS BEFORE INCOME TAXES	(339,933)	(48,539)	(582,391)	(8,541)
INCOME TAX BENEFIT	(157)	(17,214)	(348)	(2,735)

NET LOSS	$(339,776)	$(31,325)	$(582,043)	$(5,806)

NET LOSS PER COMMON SHARE:
Basic net loss per share	$(2.71)	$(0.32)	$(4.91)	$(0.06)

Diluted net loss per share	$(2.71)	$(0.32)	$(4.91)	$(0.06)

Basic weighted average shares outstanding	125,343,723	96,663,358	118,426,654	91,201,824
Diluted weighted average shares outstanding	125,343,723	96,663,358	118,426,654	91,201,824

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$396,437	$112,974
Accounts receivable—oil and gas	91,462	71,872
Accounts receivable—related parties	23	16
Prepaid expenses and other current assets	7,782	3,905
Short-term derivative instruments	44,672	142,794
Deferred tax asset	292	—

Total current assets	540,668	331,561

Property and equipment:
Oil and natural gas properties, full-cost accounting, $1,762,439 and $1,817,701 excluded from amortization in 2016 and 2015, respectively	5,686,188	5,424,342
Other property and equipment	48,107	33,171
Accumulated depletion, depreciation, amortization and impairment	(3,339,087)	(2,829,110)

Property and equipment, net	2,395,208	2,628,403

Other assets:
Equity investments	253,047	242,393
Long-term derivative instruments	14,644	51,088
Deferred tax assets	24,284	74,925
Other assets	11,336	6,364

Total other assets	303,311	374,770

Total assets	$3,239,187	$3,334,734

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$289,750	$265,128
Asset retirement obligation—current	75	75
Short-term derivative instruments	49,906	437
Deferred tax liability	—	50,697
Current maturities of long-term debt	—	179

Total current liabilities	339,731	316,516

Long-term derivative instruments	29,269	6,935
Asset retirement obligation—long-term	29,993	26,362
Long-term debt, net of current maturities	956,754	946,084

Total liabilities	1,355,747	1,295,897

Commitments and contingencies
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock—$.01 par value, 200,000,000 authorized, 125,365,166 issued and outstanding at June 30, 2016 and 108,322,250 at December 31, 2015	1,253	1,082
Paid-in capital	3,242,404	2,824,303
Accumulated other comprehensive loss	(46,803)	(55,177)
Retained deficit	(1,313,414)	(731,371)

Total stockholders’ equity	1,883,440	2,038,837

Total liabilities and stockholders’ equity	$3,239,187	$3,334,734

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Net loss	$(339,776)	$(31,325)	$(582,043)	$(5,806)
Interest expense	16,082	12,023	32,105	20,782
Income tax benefit	(157)	(17,214)	(348)	(2,735)
Accretion expense	261	192	508	382
Depreciation, depletion and amortization	55,652	71,155	121,129	161,064
Impairment of oil and gas properties	170,621	—	389,612	—

EBITDA	$(97,317)	$34,831	$(39,037)	$173,687

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Cash provided by operating activity	$58,950	$39,837	$142,724	$138,874
Adjustments:
Changes in operating assets and liabilities	29,506	34,760	28,958	23,903

Operating Cash Flow	$88,456	$74,597	$171,682	$162,777

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016
	(In thousands)
EBITDA	$(97,317)	$(39,037)
Adjustments:
Non-cash derivative loss	198,685	206,370
Impairment of Grizzly equity investment	—	23,069
Loss from equity method investments	836	8,504

Adjusted EBITDA	$102,204	$198,906

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016
	(In thousands, except share data)
Pre-tax net loss excluding adjustments	$(339,933)	$(582,391)
Adjustments:
Non-cash derivative loss	198,685	206,370
Impairment of oil and gas properties	170,621	389,612
Impairment of Grizzly equity investment	—	23,069
Loss from equity method investments	836	8,504

Pre-tax net income excluding adjustments	$30,209	$45,164

Tax benefit excluding adjustments	(157)	(348)
Adjusted net income	$30,366	$45,512

Adjusted net income per common share:
Basic	$0.24	$0.38

Diluted	$0.24	$0.38

Basic weighted average shares outstanding	125,343,723	118,426,654
Diluted weighted average shares outstanding	125,343,723	118,426,654